PRA Group Expands Credit Facility to $725 Million

NORFOLK, Va., December 30, 2015 -- PRA Group (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, today announced that it has expanded its credit agreement, increasing its domestic revolving credit facility to $725 million.

On December 23, 2015, the company exercised the accordion feature available under its credit agreement dated December 19, 2012, increasing the commitments of two existing lenders under its domestic revolving credit facility and including an additional lender. This increased its revolving credit facility by $125 million, bringing the total amount available to an aggregate principal amount of $725 million.

“This addition to our credit facility expands our capacity to invest and increases our flexibility as it relates to capital deployment, further supporting our continuing focus on sustaining long-term returns in the market,” said Kevin Stevenson, president, chief administrative officer and interim chief financial officer for PRA Group.

About PRA Group
As a global leader in acquiring and collecting nonperforming loans, PRA Group (Nasdaq: PRAA) returns capital to banks and other creditors to help expand financial services for consumers in the Americas and Europe. PRA Group companies collaborate with customers to help them resolve their debt and provide a broad range of additional revenue and recovery services to business and government clients.

PRA has been recognized as one of Fortune's 100 Fastest-Growing Companies for three years and one of Forbes' Best Small Companies in America for eight consecutive years since 2007. For more information, please visit www.pragroup.com.

Investor Contact:
Darby Schoenfeld
Director of Investor Relations
(757) 431-7913
DCSchoenfeld@PRAGroup.com

News Media Contact:
Nancy Porter
Vice President, Corporate Communications
(757) 431-7950
NAPorter@PRAGroup.com
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